Exhibit 99.1
                                 ------------

                      Press Release dated December 18, 2003

             IRIS INTERNATIONAL INCREASES BOARD TO SEVEN MEMBERS

   Eliminates Staggered Terms and Class Divisions for Directors; Abolishes
         Anti-Takeover Provisions and Officially Changes Company Name


CHATSWORTH, CA., Dec. 18, 2003-- IRIS International, Inc. (AMEX: IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices used in hospitals and reference clinical laboratories worldwide, today announced the expansion of the Board of Directors with the appointment of Michael D. Matte, an executive with broad financial and public company experience. Mr. Matte, currently the Chief Financial Officer of Cyberguard Corp. (NASDAQ: CGFW), becomes the seventh member of the Board .


In addition, the Company announced that the Board voted to eliminate staggered three-year terms and class divisions for Directors and to abolish the anti-takeover provisions in the Company's Bylaws. The Board members, who were previously divided into three different classes, will now serve one-year terms. All Board members will be up for re-election beginning with the Company's annual meeting in 2004.


The Company also announced that, effective immediately, its name has changed to IRIS International, Inc., from International Remote Imaging Systems, Inc. Its shares will continue to trade under the symbol "IRI" on the American Stock Exchange. The name change was previously approved by a special vote of shareholders.


"The expansion of the Board of Directors with an additional outside independent member, as well as the simplification of the Board structure and removal of anti-takeover provisions from the Company Charter, is in keeping with the spirit of the Sarbanes-Oxley Act of 2002," stated John A. O'Malley, Chairman of the
Board of IRIS International. "Although we have no intention of selling or merging the Company at this time, we believe the decision to remove the anti-takeover measures is in the best interests of shareholders. Together, these actions underscore the Board's desire to ensure greater transparency of the Company's business practices among shareholders and the investment community."


Cesar Garcia, President, Chief Executive Officer and Director of IRIS International, noted, "The addition to the Board of Mr. Matte, a financially astute executive with broad business and auditing experience, will be a valuable asset to the Company as we enter our growth phase."


Mr. Matte, has been the CFO of Cyberguard, which develops proprietary security appliances for Fortune 1000 companies, since 2001. He has extensive experience with both public and private companies. His expertise includes finance, raising equity capital, debt restructuring, mergers and acquisitions and management. From 1998 to 2001 he served as CFO of Amerijet International, a privately held international air cargo company with revenues in excess of $100 million. From 1996 to 1998 he was CFO of Intime Systems International, Inc., a publicly traded company that develops proprietary software and system integration services. Previous positions include serving from 1992 to 1996 as Vice President of Finance/CFO of Torwest, Inc., the U.S. holding company of a $13 billion Canadian diversified conglomerate and as a senior manager at Price WaterHouse, the international accounting and consulting firm, from 1981 to 1992. Mr. Matte, a Certified Public Accountant, holds a Bachelor of Science Degree from Florida State University.


THE COMPANY
IRIS International, Inc. (www.proiris.com) is a leader in automated urinalysis technology and image flow cytometry. The Company's Iris Diagnostics Division is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. Using a patented Automated Intelligent Microscopy (AIM) technology, the Auto-Analyte Recognition software (AAR) and more recently, the neural network-based Auto-Particle Recognition (APR) technology, a significant reduction in the cost and time consuming steps for manual microscopic analysis can be achieved. The StatSpin(R) subsidiary, based in Norwood , Mass. , is a worldwide leader in accelerated sample preparation for blood, body fluids and urine analysis. The subsidiary makes innovative centrifuges and blood analysis products, including the world's fastest blood separator (30 seconds). StatSpin's worldwide markets include medical institutions, commercial laboratories, clinics, doctors' offices, veterinary labs and research facilities. Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology, and urinalysis. Advanced Digital Imaging Research, LLC (ADIR), is a research and development subsidiary based in the Houston , Texas area. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and development in medical imaging and software, and contract research for corporate clients.


SAFE HARBOR PROVISION
This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks,"
"anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: unexpected technical and marketing difficulties inherent in major product development efforts such as the current project to improve the Company's urinalysis workstation product line; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.